Exhibit 99.1

JER INVESTORS TRUST INC. ANNOUNCES THIRD QUARTER 2009 RESULTS

McLean, VA – November 10, 2009: JER Investors Trust Inc. (OTCBB: JERT.OB, “JERT”) today reported results for the quarter ended September 30, 2009:

Third Quarter Highlights:

•

Liquidity: At September 30, 2009, we had $1.1 million in unrestricted cash and net borrowings on our repurchase agreement of $8.9 million. As of November 6, 2009, unrestricted cash decreased to $1.0 million and net borrowings on our repurchase agreement declined to $8.1 million. As of September 30, 2009, we were not in compliance with the minimum tangible net worth covenant under our repurchase agreement. In addition, this repurchase agreement facility matures on December 22, 2009, and we believe it is unlikely that the facility will be extended or renewed at maturity. As a result, we are currently seeking a replacement source of financing or, if unable to refinance, we will need to liquidate the CMBS collateral that is security for the facility.

•	Operating Results: Net loss was $34.2 million and $61.3 million, or $(7.58) and $(12.94), per ADCS, for the three and nine months ended September 30, 2009, respectively.

•	Stockholders’ Equity: Stockholders’ equity at September 30, 2009 was $(12.5) million, or $(2.14) per common share.

•

Real Estate Loan Portfolio Credit Statistics: Although all of our real estate loans continue to be current, the fair value of such loans declined during the quarter due to deteriorating underlying asset performance, in particular certain hospitality backed mezzanine loans.

•

CMBS Portfolio Credit Statistics: Outlined below are credit statistics relating to the approximately $47 billion of unpaid principal balance of commercial real estate loans as of September 30, 2009, representing approximately 3,500 loans, that serve as collateral for our “first-loss” conduit CMBS investments.

•

60-day and greater delinquencies on loan collateral underlying our CMBS “first-loss” investments were 319 basis points at September 30, 2009 compared to 249 basis points at June 30, 2009. As of October 31, 2009, the 60-day and greater delinquency rate increased to 328 basis points.

•

Special servicing portfolio at September 30, 2009 consisted of 185 loans with an unpaid principal balance of approximately $3.4 billion. As of November 4, 2009, the number of loans in special servicing increased to 207 loans with an aggregate unpaid principal balance of approximately $3.8 billion. Of the $3.8 billion of loan balances in special servicing, 58 loans totaling $2.1 billion are current, 6 loans totaling $40.5 million have been foreclosed upon and 143 loans totaling $1.7 billion are delinquent and are in monetary default. Based on the evaluation of the collateral properties underlying the CMBS investments and giving consideration to the workout status of the respective loans, we have incorporated estimates of future loan loss projections on the underlying collateral into the cash flow projections for such CMBS investments.

•

CMBS Portfolio Loss Projections: Primarily due to the continuing increases in delinquencies and the size of the special servicing portfolio, as well as current weakness in the real estate and credit markets, we increased our loss projections on the approximately $47 billion of commercial real estate loan collateral underlying our CMBS “first-loss” investments as of September 30, 2009 to approximately $1.7 billion (approximately 3.6% of the unpaid principal balance of such loans) from approximately $1.4 billion (approximately 3.0% of the unpaid principal balance of such loans) at June 30, 2009. In addition, we accelerated the projected timing of such losses and currently estimate that approximately 71% of the total projected losses will occur through 2011 compared to approximately 64% in our June 30, 2009 loss projections. Cumulative actual realized losses and cumulative appraisal reduction amounts on the underlying loans serving as collateral for our “first-loss” conduit CMBS investments through September 30, 2009 were approximately $27.0 million and $378.7 million, respectively. As we continue to monitor developments in our portfolio and the overall macroeconomic environment, loss reserves may increase in the future in response to further deterioration in the real estate and credit markets.

•

Other Than Temporary Impairment Charges: During the three and nine months ended September 30, 2009, we recorded $2.7 million and $24.7 million, respectively, of impairment charges related to our CMBS investments that are not financed by CDOs and relate to declines in the projected net present value of future cash flows related to individual CMBS investments and other than temporary impairment charges on our CMBS driven by the unrealized losses on various CMBS bonds.

Recent Events

•

On October 7, 2009, we entered into an amendment with the counterparty to our seven year fixed rate note payable, reducing the October and November 2009 monthly payments due under the agreement from $0.4 million to $75,000 and resulting in an aggregate deferral in payments of $0.8 million during such two-month period. In addition, the amendment provides that commencing in December 2009, through and including September 2010, the Company’s monthly payments under the Agreement shall be increased from $0.4 million to $0.5 million, thereby providing for the repayment of the deferred payment amount over the ten-month period following November 2009.

•

On October 14, 2009, we and our manager entered into an amendment to the management agreement whereby, effective as of October 7, 2009, that during the months of October and November 2009, (i) we shall not be required to make any payments of base management fees and/or incentive fees otherwise due and payable under the management agreement in excess of $75,000 per month and (ii) any fees accruing and otherwise payable under the management agreement in excess of the monthly cash limit shall be deferred and due and payable by us to the manager on such date after November 30, 2009 as we and the manager shall mutually agree in writing.

Liquidity

As previously disclosed, the Company has undertaken certain efforts to reduce expenses and preserve liquidity including: (i) discontinuing payment of quarterly dividends and replacing it with payment of an annual dividend to the extent required to satisfy REIT dividend requirements, (ii) seeking to reduce operating costs, primarily our general and administrative costs, (iii) seeking to restructure terms of our recourse indebtedness, including extension of scheduled maturity dates and/or modification of near-term interest payment requirements; and (iv) if necessary, pursuing sales of selected assets.

At this time, we expect that we will not generate taxable income in 2009, and therefore will not be required to pay a dividend for the year ended December 31, 2009.

During 2009, we have exchanged $56.3 million of our TRUPs into $70.3 million of junior subordinated notes, and cancelled $3.7 million of TRUPs thereby reducing quarterly cash interest payments from approximately $1.1 million per quarter on the TRUPs to approximately $0.1 million per quarter on the junior subordinated notes through April 2012. In addition, we amended our note payable to reduce monthly payments from approximately $0.4 million to $75,000 from July through November 2009, and amended our agreement with our manager to reduce cash basis monthly management fees to $75,000 from April to November 2009.

Currently, our primary source of free operating cash flow are our non-CDO CMBS investments. Cash flow from these investments have declined from approximately $4.0 million in the second quarter of 2009 to approximately $3.7 million during the third quarter of 2009 due to deteriorating macroeconomic and commercial real estate conditions evidenced by increasing delinquencies, special servicing activity and the appraisal reductions on collateral for such investments. In addition, cash flows from our retained preferred shares in CDO I declined from $0.4 million during the three months ended June 30, 2009 to $0 during the three months ended September 30, 2009 due primarily to CMBS bond downgrades to “CC” or below on CDO I collateral. Such securities are considered Defaulted Securities (as defined in the CDO I indenture), and the cash flow from such securities is therefore redirected to repay the senior most class of CDO I notes payable. This decline in non-CDO CMBS and CDO I cash flow has further adversely affected our liquidity.

Investments

JERT’s investments as of September 30, 2009 consisted of ($ in millions):

	September 30, 2009				Weighted Average
	Face Amount/ Cost Basis (1)	Amortized Cost	Fair Value	% of Total Investments(2)	Coupon Rate (3)	Loss Adjusted Yield
CMBS not financed by CDOs	$424.8	$13.1	$13.8	6.2%	5.2%	55.9	%(4)
CMBS financed by CDO I	418.7	39.6	48.0	21.7%	4.9%	40.4	%(4)
CMBS financed by CDO II	874.0	36.4	40.8	18.4%	5.2%	50.2	%(4)

Total CMBS (5)	1,717.5	89.1	102.6	46.3%	5.1%	46.2%
Real estate loans, held for investment (6)	270.3	270.0	118.7	53.5%	3.3%	3.3%
Investment in US Debt Fund	0.4	0.4	0.4	0.2%	N/A	N/A

Total	$1,988.2	$359.5	$221.7	100.0%	4.9%	13.9%

(1)	For investments in unconsolidated joint ventures.
(2)	Based on fair value.
(3)	Based on face amount.
(4)

Loss adjusted yields for our CMBS investments reflect the impact of estimated future losses on underlying collateral and are the basis on which we record interest income on such investments in our GAAP financial statements.

(5)	Amortized cost has been reduced from original cost primarily due to the recognition of cumulative impairments and basis writedowns of $898.0 million through September 30, 2009.
(6)	Real estate loans are financed by CDO II.

Borrowings

With respect to liabilities, at September 30, 2009, total liabilities were $246.7 million. The individual components of our liabilities are described below:

•

$8.9 million (or 3.6% of total liabilities) represents net borrowings under a short-term repurchase facility with J.P. Morgan Securities Inc. The facility is generally subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral and is fully recourse to us. As of September 30, 2009, we were not in compliance with the minimum tangible net worth covenant under this facility. The facility matures on December 22, 2009, and we believe it is unlikely that the facility will be extended or renewed at maturity. As a result, we are currently seeking a replacement source of financing or, if we are unable to refinance, we will need to liquidate the CMBS collateral that is security for the facility.

•

$117.5 million (or 47.6% of total liabilities) represents the estimated fair value of borrowings in the form of long-term, “match-funded” notes payable issued to third parties relating to our two collateralized debt obligation offerings, CDO I and CDO II, with an aggregate face amount of $959.3 million. CDO I and CDO II are not subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral and are generally non-recourse to the Company.

•

$9.8 million (or 4.0% of total liabilities) represents a note payable into which the Company entered as a result of the restructuring of four interest rate swaps. We have reflected this agreement as a note payable on our consolidated balance sheets as it does not meet the definition of a derivative. In July and October 2009, we amended this agreement and as a result of such amendments, we are obligated to pay a fixed monthly amount of $75,000 through November 2009, then increasing to approximately $0.5 million through September 2010 and then decreasing to approximately $0.4 million through February 2017.

•

$58.7 million (or 23.8% of total liabilities) represents the cost basis of borrowings in the form of junior subordinated notes (“the Notes”) with a face amount of $70.3 million. The Notes will pay interest at an annual rate of 0.5% through April 2012 and LIBOR plus 2.25% thereafter through maturity in April 2037. These Notes are not subject to “margin calls” based on mark-to-market fair value determinations of underlying collateral but are fully recourse to us. These Notes were issued as part of the exchange and cancellation of $56.3 million of face amount of TRUPs in May 2009.

•

$46.7 million (or 18.9% of total liabilities) represents the fair value of our CDO-related pay-fixed interest rate swaps with a notional balance at September 30, 2009 of $413.1 million and a weighted-average interest rate of 5.1%.

•	$5.1 million (or 2.1% of total liabilities) consists of amounts due to affiliates of $1.7 million, trade payables and other liabilities.

As previously announced, CDO II did not meet certain over-collateralization coverage tests in February 2009, resulting in approximately $4.0 million and $13.5 million of cash that would have otherwise been paid to JERT during the three and nine months ended September 30, 2009, respectively, being redirected to repay principal on certain senior notes payable issued by CDO II. We expect this cash flow redirection to continue for the foreseeable future. As of September 30, 2009, we were not in compliance with the tangible net worth covenant on the JPMorgan repurchase agreement.

Non-GAAP Financial Measures

In this earnings release, we may disclose non-GAAP financial measures as defined by SEC Regulation G. In addition, we have used non-GAAP financial measures, in particular earnings (loss) per adjusted diluted common share, or ADCS, in this press release. A reconciliation of earnings (loss) per ADCS and the comparable GAAP financial measure (net income, assets, liabilities and stockholders’ equity and earnings per share, as applicable) can be found at the end of this earnings release.

Generally accepted accounting principles (“GAAP”) require that we retrospectively restate earnings per share for our 1-for-10 reverse stock split that occurred on February 20, 2009. However, under GAAP, we are precluded from retrospectively restating earnings per common share for our stock dividend paid on January 30, 2009 as a portion of this dividend was paid in cash. Management believes that it is meaningful to investors to disclose the retrospective effect of both the 1-for-10 reverse stock split as well as the stock dividend. Accordingly, we are presenting non-GAAP earnings per Adjusted Diluted Common Share (“ADCS”). See a reconciliation of earnings per common share calculated under GAAP to earnings per ADCS at the end of this release.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a specialty finance company quoted on the OTC Bulletin Board that invests in commercial real estate structured finance products. Our target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Forward-Looking Statements

This press release does not constitute an offer of any securities for sale. Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and capital markets, our ability to maintain existing financing arrangements and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8000

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$1,095	$8,357
Restricted cash	4,844	1,149
CMBS financed by CDOs, at fair value	88,817	180,210
CMBS not financed by CDOs, at fair value	13,812	42,432
Real estate loans, held for investment, financed by CDOs, at fair value	118,717	189,980
Investments in unconsolidated joint ventures	374	843
Accrued interest receivable	4,954	8,343
Due from affiliate	395	157
Deferred financing fees, net	896	981
Other assets	337	2,349

Total Assets	$234,241	$434,801

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
CDO notes payable, at fair value	$117,532	$211,695
Repurchase agreements	8,858	16,108
Junior subordinated debentures and notes	58,669	61,860
Notes payable	9,849	500
Interest rate swap agreements related to CDOs, at fair value	46,668	91,984
Accounts payable and accrued expenses	1,519	839
Dividends payable	—	2,274
Due to affiliate	1,651	689
Other liabilities	1,951	2,489

Total Liabilities	246,697	388,438

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized,
5,829,611 and 2,590,104 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	58	26
Additional paid-in capital	413,574	392,744
Cumulative cash dividends paid/declared	(157,705)	(157,705)
Cumulative stock dividends paid/declared	(20,462)	—
Cumulative deficit	(226,903)	(165,626)
Accumulated other comprehensive loss	(21,018)	(23,076)

Total Stockholders’ Equity	(12,456)	46,363

Total Liabilities and Stockholders’ Equity	$234,241	$434,801

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES
Interest income from CMBS	$11,354	$21,767	$43,957	$67,939
Interest income from real estate loans	2,292	6,187	6,961	22,520
Interest income from cash and cash equivalents	2	187	18	803
Equity in (losses) earnings, net, of unconsolidated joint ventures	(335)	(429)	(1,999)	538
Fee income	262	151	914	403

Total Revenues	13,575	27,863	49,851	92,203

EXPENSES
Interest expense	6,343	12,437	20,420	41,633
Management fees, affiliate	989	1,844	3,160	5,545
General and administrative	1,677	1,610	6,068	5,528

Total Expenses	9,009	15,891	29,648	52,706

INCOME BEFORE OTHER GAINS (LOSSES)	4,566	11,972	20,203	39,497

OTHER GAINS (LOSSES)
Unrealized loss on financial assets financed with CDOs	(19,330)	(108,136)	(154,069)	(295,122)
Unrealized gain (loss), net, on CDO related financial liabilities	(11,595)	99,319	110,373	375,831
Loss on interest rate swaps	(5,663)	(4,576)	(17,842)	(12,736)
Loss on impairment of CMBS	(2,733)	(29,800)	(24,697)	(129,686)
Unrealized gain (loss), net, on real estate loans held for sale	—	8,781	—	(20,094)
Unrealized gain (loss) on non-CDO related interest rate swaps	—	2,685	13,860	(4,708)
Gain on exchange and cancellation of TRUPs	518	—	3,175	—
Loss on sale of real estate loans held for sale	—	(11,060)	—	(20,310)
Loss on termination of interest rate swaps	—	(4,035)	(12,280)	(5,405)

Total other gains (losses)	(38,803)	(46,822)	(81,480)	(112,230)

NET LOSS	$(34,237)	$(34,850)	$(61,277)	$(72,733)

Net loss per share:
Basic	$(5.88)	$(13.53)	$(12.04)	$(28.26)

Diluted	$(5.88)	$(13.53)	$(12.04)	$(28.26)

Weighted average shares of common stock outstanding:
Basic	5,827,067	2,575,148	5,087,632	2,573,292

Diluted	5,827,067	2,575,148	5,087,632	2,573,292

Dividends declared per common share	$—	$3.00	$—	$9.00

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)

	For the Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(61,277)	$(72,733)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization (accretion) of CMBS	8,659	(1,317)
Accretion of interest on junior subordinated notes and notes payable	1,874	—
Amortization of debt issuance costs	86	2,857
Amortization of other comprehensive (income) loss related to CDO related interest rate swap agreements	2,208	2,093
Unrealized loss (gain) on CDO related financial assets and liabilities, net	43,696	(80,709)
Unrealized and realized (gains) losses on interest rate swaps	(1,580)	10,113
Unrealized loss on impairment of CMBS	24,697	129,686
Loss on sale of real estate loans held for sale	—	20,310
Gain on exchange and cancellation of TRUPs	(3,175)	—
Unrealized loss on real estate loans held for sale, net	—	20,094
Equity in (earnings) losses, net, from unconsolidated joint ventures	1,999	(538)
Distributions from unconsolidated joint ventures	—	1,252
Payment-in-kind (“PIK”) interest on real estate loan held for sale	—	(3,481)
Non-cash interest expense on junior subordinated debentures and notes payable	1,432	—
Non-cash expense related to shares issued for TRUPs exchange and cancellation	145	—
Stock compensation expense	18	267
Changes in assets and liabilities:
Decrease (increase) in other assets	152	(26)
Decrease in accrued interest receivable	3,389	1,234
Increase in due to/from affiliates, net	722	1,305
Increase (decrease) in accounts payable and accrued expenses and other liabilities, net	142	(776)

Net cash provided by operating activities	23,187	29,631

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in unconsolidated joint ventures	(1,529)	(2,231)
(Increase) decrease in restricted cash, net	(3,695)	4,731
Proceeds from sale of unconsolidated joint venture	—	39,448
Proceeds from repayment of real estate loans	3,701	8,528
Proceeds from sale of real estate loans held for sale	—	90,981

Net cash (used in) provided by investing activities	(1,523)	141,457

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,274)	(43,885)
Proceeds from repurchase agreements	—	2,426
Repayment of repurchase agreements	(7,250)	(176,213)
Repayment of CDO notes payable	(15,245)	—
Proceeds from notes payable, net	(540)	—
Exchange and cancellation of junior subordinated debentures	(337)	—
Payment of financing costs	—	(3,015)
Payment of interest rate swap termination costs	(3,280)	(5,405)

Net cash used in financing activities	(28,926)	(226,092)

Net decrease in cash and cash equivalents	(7,262)	(55,004)
Cash and cash equivalents at beginning of period	8,357	87,556

Cash and cash equivalents at end of period	$1,095	$32,552

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$29,837	$50,384

Non-cash note payable in satisfaction of interest rate swap agreements	$9,000	$—

Dividends declared but not paid	$—	$7,751

Stock issued as part of exchange and cancellation of TRUPs	$382	$—

2. Earnings and Book Value per Adjusted Diluted Common Share (“ADCS”) (1)

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

	EPS (Basic)		EPS (Basic)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Earnings per share (basic) under GAAP	$(5.88)	$(13.53)	$(12.04)	$(28.26)
Add (deduct) impact of stock dividend	(1.70)	6.52	(0.90)	13.63

Earnings per adjusted share (basic)	$(7.58)	$(7.01)	$(12.94)	$(14.63)

	EPS (Diluted)		EPS (Diluted)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Earnings per share (diluted) under GAAP	$(5.88)	$(13.53)	$(12.04)	$(28.26)
Add (deduct) impact of stock dividend	(1.70)	6.52	(0.90)	13.63

Earnings per ADCS	$(7.58)	$(7.01)	$(12.94)	$(14.63)

	Book Value per Share (Basic)
	As of September 30, 2009	As of December 31, 2008
Book value per share (basic) under GAAP	$(2.14)	$17.90
Add (deduct) impact of stock dividend	0.01	(8.61)

Book value per adjusted share (basic)	$(2.13)	$9.29

	Book Value per Share (Diluted)
	As of September 30, 2009	As of December 31, 2008
Book value per share (diluted) under GAAP	$(2.14)	$17.90
Add (deduct) impact of stock dividend	0.01	(8.61)

Book value per ADCS	$(2.13)	$9.29

(1)

GAAP requires that we retrospectively restate earnings per share for our 1-for-10 reverse stock split that occurred on February 20, 2009. However, under GAAP, we are precluded from retrospectively restating earnings per share for our stock dividend paid on January 30, 2009 as a portion of this dividend was paid in cash. Management believes it is meaningful to investors to disclose the retrospective effect of both the 1-for-10 reverse stock split as well as the stock dividend. Accordingly, we are presenting the non-GAAP measure earnings per Adjusted Diluted Common Share (“ADCS”).